                                                                      EXHIBIT 12

                           REPUBLIC GROUP INCORPORATED
                              COMPUTATION OF RATIOS

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                                                                                                            Nine Months
                                                             Year Ended June 30,                          Ended March 31,
                                           --------------------------------------------------------   -----------------------
      (dollars in thousands)                     1993       1994        1995       1996       1997           1997       1998
---------------------------------------------------------------------------------------------------   -----------------------
Ratio of earnings to fixed charges:
     Fixed Charges:
     Interest expense                          $   10    $    22     $     7    $ 1,937    $ 1,476        $ 1,175    $     2
                                           --------------------------------------------------------   -----------------------
         Total fixed charges                       10         22           7      1,937      1,476          1,175          2
                                           --------------------------------------------------------   -----------------------

     Income before income taxes                 4,450     12,436      19,158     23,974     31,141         23,016     20,206
     Fixed charges                                 10         22           7      1,937      1,476          1,175          2
                                           --------------------------------------------------------   -----------------------
         Earnings, as defined (1)               4,460     12,458      19,165     25,911     32,617         24,191     20,208
                                           --------------------------------------------------------   -----------------------

Ratio of earnings to fixed charges (1)            N/A        N/A         N/A       13:1       22:1           21:1        N/A
                                           ========================================================   =======================

Pro forma ratios: (2)
     Pro forma fixed charges:
     Pro forma interest expense                                                             10,976                     7,127
                                                                                        -----------               -----------
         Total pro forma fixed charges                                                      10,976                     7,127
                                                                                        -----------               -----------

     Pro forma income before income taxes                                                   21,641                    13,081
     Pro forma fixed charges                                                                10,976                     7,127
                                                                                        -----------               -----------
         Pro forma earnings, as defined (1) (2)                                             32,617                    20,208
                                                                                        -----------               -----------

Pro forma ratio of earnings to fixed charges (2)                                             3.0:1                     2.8:1
                                                                                        ===========               ===========

Pro forma ratio of EBITDA to interest expense: (2) (3)
     Pro forma income before income taxes                                                   21,641                    13,081
     Pro forma interest expense                                                             10,976                     7,127
     Depreciation and amortization                                                           7,080                     5,593
                                                                                        -----------               -----------
         EBITDA                                                                             39,697                    25,801
                                                                                        -----------               -----------

     Pro forma interest expense                                                             10,976                     7,127
                                                                                        -----------               -----------

Pro forma ratio of EBITDA to interest expense (2)                                            3.6:1                     3.6:1
                                                                                        ===========               ===========
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Notes
(1)  Earnings, for the purpose of calculating the ratio of earnings to fixed charges, is defined as earnings before income taxes and fixed charges. The ratio of earnings to fixed charges is not meaningful for the years ended
     June 30, 1993, 1994 and 1995, and for the nine months ended March 31, 1998, due to the insignificance of interest expense in such periods.
(2)  The pro forma ratios presented above have been adjusted to give effect to the issuance and sale of the Notes at a rate of 9 1/2% and the related interest expense (including capitalized interest) as if the Notes were issued and sold at the beginning of the period. The Company expects to borrow a significant amount of the $85 million available to it under the
     New Credit Facility in order to fund the construction of the Lawton Mill, which would significantly increase the Company's interest expense. However, neither ratio has been adjusted to give effect to any interest expense related to such borrowings or to any increase in earnings that the Company may realize as a result of the upgrade to the Duke Plant or from the operation of the Lawton Mill.
(3)  EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization.